Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 2 DATED OCTOBER 1, 2015

TO THE PROSPECTUS DATED SEPTEMBER 16, 2015

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated September 16, 2015, as supplemented by Supplement No. 1, dated September 16, 2015 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose:

•	updates to our suitability standards; and
•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1 through September 30, 2015, for each of our classes of common stock.

Suitability Standards

The following disclosure amends the “Suitability Standards” section of the Prospectus and all similar disclosure in the Prospectus.

Massachusetts—In addition to our suitability requirements, Massachusetts investors may not invest more than 10% of their liquid net worth in us and other direct participation programs.

Nebraska—In addition to our suitability requirements, Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of such investor's net worth (exclusive of home, home furnishings, and automobiles). An investment by a Nebraska investor who is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1 through September 30, 2015.

Date	NAV per Share

	Class E	Class A	Class W	Class I
September 1, 2015	$7.43	$7.43	$7.43	$7.43
September 2, 2015	$7.44	$7.44	$7.44	$7.44
September 3, 2015	$7.43	$7.43	$7.43	$7.43
September 4, 2015	$7.43	$7.43	$7.43	$7.43
September 8, 2015	$7.43	$7.43	$7.43	$7.43
September 9, 2015	$7.43	$7.43	$7.43	$7.43
September 10, 2015	$7.43	$7.43	$7.43	$7.43
September 11, 2015	$7.43	$7.43	$7.43	$7.43
September 14, 2015	$7.43	$7.43	$7.43	$7.43
September 15, 2015	$7.43	$7.43	$7.43	$7.43
September 16, 2015	$7.44	$7.44	$7.44	$7.44
September 17, 2015	$7.44	$7.44	$7.44	$7.44
September 18, 2015	$7.44	$7.44	$7.44	$7.44
September 21, 2015	$7.44	$7.44	$7.44	$7.44
September 22, 2015	$7.44	$7.44	$7.44	$7.44
September 23, 2015	$7.43	$7.43	$7.43	$7.43
September 24, 2015	$7.43	$7.43	$7.43	$7.43
September 25, 2015	$7.43	$7.43	$7.43	$7.43
September 28, 2015	$7.43	$7.43	$7.43	$7.43
September 29, 2015	$7.43	$7.43	$7.43	$7.43
September 30, 2015	$7.42	$7.42	$7.42	$7.42

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.